FOR IMMEDIATE RELEASE
---------------------
                                          CONTACT:    Dennis E. Nixon
                                                      210/722-7611 (Laredo)

                                                      Bill West
                                                      210/805-0320 (San Antonio)

            INTERNATIONAL BANCSHARES CORPORATION REPORTS EARNINGS FOR
                              TWELVE MONTHS OF 1995

LAREDO, TEXAS,... International Bancshares Corporation (IBC) reported net income of $40.1 million for the period ending December 31, 1995, up 6% from $37.9 million in 1994. Earnings per share for '95 were $5.81 compared with $5.31 for a 9.42% increase over the '94 year-end results. In 1995, return on average assets
(ROA) was 1.41% and return on average equity (ROE) was 18.64%.

"1995 was another landmark year for International Bancshares," stated Dennis E. Nixon, Chairman and Chief Executive Officer of International Bancshares Corporation. "We are especially proud of the fact that we've earned almost $110 million during the last three years while setting a new record in total loans outstanding of $1.2 billion at the end of 1995. The loan volume emphasizes IBC's "WE DO MORE" attitude in serving our customers and communities."

The record-setting numbers for the company continued with a 4% increase in deposits from $2.061 billion in 1994 to $2.143 billion in 1995. Total assets of International Bancshares Corporation rose from $2.7 billion in 1994 to $2.9 billion in 1995 reflecting a healthy 7% increase.

Never having posted a year of losses, International Bancshares Corporation has set regional market standards for strength and growth. Annual net income after taxes has grown from $6.5 million in '85 to $40.1 million in '95, with IBC consistently outperforming other large U. S. and Texas banks.

"Our strong performance is good news for IBC and our customers, "Nixon said, "and our continued growth and success is a direct reflection of the commitment of our employees to the communities we serve. As the second largest independent banking group in Texas, IBC is proud to serve the citizens of Texas from its hometown base in South Texas.

In 1995, International Bancshares acquired the Bank of Corpus Christi with three new locations in Corpus Christi and one in Rockport, Texas, and the Stone Oak National Bank, San Antonio, Texas with one location.

International Bancshares Corporation is a $2.9 billion multi-bank holding company with 42 locations in 18 communities including San Antonio, Laredo, Zapata, the entire Rio Grande Valley including McAllen and Brownsville, and the Coastal Bend area including Corpus Christi, Rockport, Port Lavaca and Bay City.

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